Proxy Vote

The Annual Meeting of Stockholders of The China Fund, Inc. was held on March 6, 2003. The result of this tabulation is as follows:




1.	Election of Director:

					For		Abstained
         James J. Lightburn		7,317,874.049	276,632.665